UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

URS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State of jurisdiction of incorporation)

1-7567 (Commission File No.)	94-1381538 (IRS Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 774-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 28, 2005, URS Corporation, a Delaware corporation (the “Company”), entered into a $650 million Credit Agreement by and among the Company, Credit Suisse, New York Branch (“CSFB”), as a co-lead arranger and administrative agent for a syndicate of banks, financial institutions and other institutional lenders (together with CSFB, the “Lenders”), and Wells Fargo Bank, National Association (“WFB”), as a co-lead arranger and syndicate agent for the Lenders.

     The Credit Agreement provides for a six-year senior term loan facility in an aggregate principal amount of $350 million (the “Term Facility”) and a five-year senior revolving credit facility in an aggregate principal amount of $300 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), of which up to $200 million will be available in the form of letters of credit. Company borrowings under the Senior Facilities will bear interest at either a base rate or a Eurodollar rate plus, in each case, an interest margin that varies with the Company’s senior implied credit rating, corporate credit rating or equivalent rating from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group (“S&P”) (the “Credit Rating”).

     All obligations of the Company under the Senior Facilities will be unconditionally guaranteed by certain domestic subsidiaries of the Company (the “Guarantees”). So long as the Company’s Credit Rating is Ba1 from Moody’s and BB+ from S&P, the Senior Facilities and the Guarantees will be secured by a perfected first priority security interest in the capital stock of certain domestic subsidiaries of the Company (the “Security Interest”). The Security Interest will terminate if the Company attains an investment grade credit rating from Moody’s (Baa3) and S&P (BBB-). If the Company’s Credit Rating is Ba2 or lower from Moody’s or BB or lower from S&P, the Senior Facilities and the Guarantees will be secured by the capital stock and assets of certain domestic subsidiaries of the Company.

     The Credit Agreement contains customary affirmative and negative covenants and other restrictions. In addition, the Credit Agreement contains customary events of default including the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. The foregoing description of the Credit Agreement is qualified in its entirety by reference to Exhibit 4.1 below.

Item 1.02. Termination of a Material Definitive Agreement.

     On June 28, 2005, the Company terminated the Credit Agreement executed as of August 22, 2002, as amended, by and among the Company, Credit Suisse First Boston Corporation, as co-lead arranger and administrative agent, WFB, as a co-lead arranger and syndicate agent, and the lenders named therein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

2.

     The information required by this item is set forth in Item 1.01 above, which is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

     On June 30, 2005, the Company issued a press release announcing that the Company had entered into a new Credit Agreement and that its previously announced cash tender offer and consent solicitation (the “Offer”) for its outstanding 11 1/2% Senior Notes Due 2009 (the “Notes”) expired at 5:00 p.m. New York City time on June 29, 2005, with $127,175,000 in principal amount of the Notes having been tendered and accepted for repurchase, representing approximately 97.8% of the principal amount of Notes outstanding before commencement of the Offer. A copy of the press release, entitled “URS Corporation Announces New $650 Million Credit Agreement; Expiration of Tender Offer for Outstanding 11 1/2% Notes,” is furnished and not filed pursuant to Item 7.01 as Exhibit 99.1 attached hereto. Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

4.1	Credit Agreement, dated as of June 28, 2005, by and among URS Corporation, Credit Suisse, New York, as a co-lead arranger and administrative agent, Wells Fargo Bank, National Association, as a co-lead arranger and syndication agent, and the lenders named therein.

99.1	Press Release, dated June 30, 2005, entitled “URS Corporation Announces New $650 Million Credit Agreement; Expiration of Tender Offer for Outstanding 11 1/2% Notes.”

3.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, URS Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URS CORPORATION

Dated: June 30, 2005	By:	/s/ Reed N. Brimhall
Reed N. Brimhall
Vice President, Controller and Chief
Accounting Officer

4.

EXHIBIT INDEX

Exhibit
Number	Description
4.1
Credit Agreement, dated as of June 28, 2005, by and among URS Corporation, Credit Suisse, New York, as a co-lead arranger and administrative agent, Wells Fargo Bank, National Association, as a co-lead arranger and syndication agent, and the lenders named therein.

99.1	Press Release, dated June 30, 2005, entitled “URS Corporation Announces New $650 Million Credit Agreement; Expiration of Tender Offer for Outstanding 11 1/2% Notes.”

5.